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                                                                    Exhibit 99.3

                                    APPENDIX
                   TO THE BYE-LAWS OF TYCO INTERNATIONAL LTD.


                        Extract from the minutes of a
          Meeting of the  Board of Directors of Tyco International Ltd.
                             held on March 27, 2001
            relating to the creation of a series of Preference Shares
                   (as defined in the Bye-Laws of the Company)


"IT WAS RESOLVED THAT, subject to the consummation of the merger transaction (the "CIT Merger") contemplated by that certain Agreement and Plan of Merger, dated as of 12 March 2001, by and between The CIT Group, Inc. ("CIT") and Tyco Acquisition Corp. XIX (NV) (the "CIT Agreement"), executed in accordance with the resolution of the board of directors of that same date, and subject to the powers of the directors of the Company or any duly authorised committee of the board of directors of the Company to revoke this resolution or in any way amend the rights and restrictions attached by this resolution to the Special Voting Preference Share (as so designated) at any time before the allotment of such share:

(1)one of the Preference Shares be and is hereby designated as the Special Voting Preference Share of US$1 and shall have attached to it the rights and shall be subject to the restrictions set out in Exhibit A and Exhibit A shall be attached to these minutes for the purpose of recording the same in these minutes;

(2)in accordance with paragraph (2)(iii) of the Schedule to the Bye-Laws of the Company, a copy of this resolution and Exhibit A be annexed as an appendix to the bye-laws of the Company; and

(3)in accordance with the CIT Agreement, upon consummation of the CIT Merger, the Special Voting Preference Share, designated as the Special Voting Preference Share in Exhibit A, shall be issued to the holder of the Special Voting Share of CIT, credited as fully paid, in exchange for that share.

EXHIBIT A

The rights attaching to the Special Voting Preference Share shall be as follows:

(a) Designation. The Special Voting Preference Share shall be designated as the "Special Voting Preference Share" series. The number of shares constituting the Special Voting Preference Share series shall be one.

(b) Ranking. The Special Voting Preference Share shall, with respect to rights on liquidation, winding-up and dissolution, rank in order of priority (i) senior to all classes of common shares of the Company, and (ii) junior to any other class or series of preference shares of the Company.

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(c)   Dividends. The Special Voting Preference Share shall not confer on the holder any right to receive any dividend or other distribution out of the income or assets of the Company, except on liquidation, dissolution or winding-up of the Company.

(d) Liquidation Preference. (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, if the Special Voting Preference Share is then in issue, the holder thereof shall be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to US$10.00 before any distribution is made on the Common Shares or on any other share of the Company ranking junior to the Special Voting Preference Share as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the liquidation preference of the issued Special Voting Preference Share, the Special Voting Preference Share shall not confer on the holder any entitlement to any further participation in any distribution of assets of the Company. (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Company nor the amalgamation or other consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

(e) Voting Rights. (i) The holder of the Special Voting Preference Share, except as otherwise required under applicable law or as set forth in subparagraph (ii) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Company.
      (ii) Subject to the Companies Acts, at any General Meeting of the Company, the holder of the Special Voting Preference Share, if present in person or by proxy, shall be entitled to one vote on any question to be decided on a show of hands and such holder, if present in person or by proxy, shall be entitled on a poll to such number of votes as is equal to the number of Common Shares for which the outstanding Exchangeable Shares of CIT Exchangeco Inc., (the "Exchangeable Shares") a limited liability company existing under the laws of the Province of Nova Scotia ("Exchangeco"), may be exchanged in accordance with the Voting and Exchange Trust Agreement entered into among the Company, as CIT Successor, Exchangeco and the trustee thereunder, but disregarding any Exchangeable Shares (A) that are owned by the Company or its affiliates or (B) as to which the holder of the Special Voting Preference Share has not timely received voting instructions from the holders of such Exchangeable Shares outstanding as of any applicable record date in accordance with such Voting and Exchange Trust Agreement. The holder of the Special Voting Preference Share shall be entitled to demand a poll on any matter on which the holder is entitled to vote.

(f) Conversion or Exchange. The Special Voting Preference Share shall not confer on the holder any right to convert such share into, or exchange such share for, shares of any other series or class of shares of the Company.

(g) Redemption by the Company. Subject to the Companies Acts, at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Company and its affiliates) shall be outstanding, the Company shall redeem the Special Voting Preference

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      Share for a cash consideration of US$10.00. At the written request of the
      Company made on or after that time the holder shall be bound to deliver to the Company, at such place as the Company may specify for the purpose, the certificate in respect of the Special Voting Share and the Company shall pay the amount due on redemption to the holder. On redemption, the Special Voting Preference Share shall be automatically reclassified as a Preference Share, undesignated as to series, and may be redesignated and reissued as part of any series of Preference Shares.

(h) Restrictions. The Special Voting Preference Share shall be deemed to comprise a separate class from any other series or class of shares of the Company. So long as any Exchangeable Shares (other than Exchangeable Shares owned by the Company or its affiliates) shall be outstanding, the number of shares comprising the Special Voting Preference Share series shall not be increased or decreased and no special right or restriction attached to the Special Voting Preference Share shall be amended, except with the written consent of the holder of the issued Special Voting Preference Share. The rights conferred upon the holder of the Special Voting Preference Share shall not be deemed to be varied by the creation or issue of any other class or series of preference shares ranking in order of priority before, pari passu with or after the Special Voting Preference Share or having attached any special voting or other rights. So long as the Special Voting Preference Share is in issue, the Company shall
      (i) fully comply with all terms of the Exchangeable Shares applicable to the Company and with all contractual obligations of the Company associated with such Exchangeable Shares and (ii) not amend, alter, change or repeal this paragraph (i) except with the written consent of the holder of the issued Special Voting Preference Share.

(i) Interpretation. Terms defined in the Bye-Laws (including the Schedule) of the Company shall have the same meanings in this resolution of the Directors attached as an Appendix to the Bye-Laws.